Exhibit 99.1

Contacts:

J. Jay Lobell Chief Executive Officer & Secretary Paramount Acquisition Corp. (212) 554-4522 jlobell@paramountbio.com	Stephanie Carrington / Elizabeth Scott The Ruth Group 646-536- 7017 / 7014 scarrington@theruthgroup.com escott@theruthgroup.com

Paramount Completes Acquisition of Chem Rx

NEW YORK, NY, October 26, 2007—Paramount Acquisition Corp. (OTCBB: PMQC, PMQCU, PMQCW) (“Paramount”) announced today it has completed the acquisition of 100% of the outstanding stock of B.J.K. Inc., a New York corporation doing business as Chem Rx (“Chem Rx”), pursuant to a Stock Purchase Agreement, by and among Paramount, Chem Rx and the shareholders of Chem Rx, dated June 1, 2007, as amended.  Effective as of the closing of the acquisition, Paramount has changed its name to “Chem Rx Corporation.”

ABOUT CHEM RX

Founded more than 40 years ago, Chem Rx is a major, privately-owned long-term care pharmacy serving the New York City metropolitan area, as well as parts of New Jersey, upstate New York, and Pennsylvania.  Chem Rx’s client base includes skilled nursing facilities and a wide range of other long-term care facilities.  Chem Rx provides to more than 61,000 residents prescription and non-prescription drugs, intravenous medications, durable medical equipment items and surgical supplies. Chem Rx’s website address is www.chemrx.net.

ABOUT PARAMOUNT ACQUISITION CORP.

Paramount Acquisition Corp. was formed for the specific purpose of effecting a merger, capital stock exchange, asset acquisition, or other similar business combination with an operating business in the healthcare industry.  Paramount raised net proceeds of approximately $53 million through its initial public offering consummated in October 2005 and exercise of the over-allotment option, and has dedicated its attention since the offering to seeking and evaluating business combination opportunities.

Cautionary Statements

This press release contains forward-looking statements about Paramount, Chem Rx and their combined business after completion of the proposed business combination.  Forward-looking statements are statements that are not historical facts.  Such forward-looking statements are based upon the current beliefs and expectations of Paramount’s or

Chem Rx’s management and are subject to risks and uncertainties that could cause actual results to differ from the forward-looking statements.  The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:  compliance with government regulations; changes in legislation or regulatory environments; requirements or changes adversely affecting the health care industry, including changes in Medicare reimbursement policies; fluctuations in customer demand; management of rapid growth; intensity of competition; timing, approval and market acceptance of new product introductions; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in Paramount’s filings with the SEC, including its Annual Report on Form 10-KSB for the year ended December 31, 2006.  The information set forth herein should be read in light of such risks.  Paramount does not assume any obligation to update the information contained in this press release.